FORM 5

(  ) Check this box if no longer
     subject to Section 16.  Form 4
     or Form 5 obligations may continue.
     See Instruction 1(b).
(  ) Form 3 Holdings reported
(  ) Form 4 transactions reported


     U.S. SECURITIES AND EXCHANGE COMMISSION
               WASHINGTON, D.C.  20549
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___________________________________________________________________________
1.  Name and Address of Reporting Person:
         Obstler                   David
    _______________________________________________________________________
       (Last)                      (First)                    (Middle)
      c/o Pinnacor Inc., 601 West 26th St., 13th Floor
    _______________________________________________________________________
                                  (Street)
       New York                    NY                           10001
    _______________________________________________________________________
       (City)                      (State)                      (Zip)
___________________________________________________________________________
2.  Issuer Name and Ticker or Trading Symbol:
        Pinnacor Inc., PCOR
___________________________________________________________________________
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary):
___________________________________________________________________________
4.  Statement for Month/Year:
     December 31, 2002
___________________________________________________________________________
5.  If Amendment, Date of Original (Month/Year):
___________________________________________________________________________
6.  Relationship of Reporting Person(s) to Issuer (Check all applicable):
    (  ) Director
    (  ) 10% Owner
    ( X) Officer (give title below): Chief Financial Officer
    (  ) Other (specify title below)
___________________________________________________________________________
7.  Individual, or Joint/Group Filing (Check Applicable Line):
    ( X) Form filed by One Reporting Person
    (  ) Form filed by More than One Reporting Person
___________________________________________________________________________
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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
___________________________________________________________________________
1.  Title of Security (Instr. 3):
___________________________________________________________________________
2. Transaction Date (MM/DD/YY); 2A. Deemed execution date, if any (MM/DD/YY):
___________________________________________________________________________
3.  Transaction Code (Instr. 8):
___________________________________________________________________________
4. Securities Acquired (A) or Disposed of (D)(Inst. 3, 4, & 5), Amount, Price:
___________________________________________________________________________
5. Amount of Securities Beneficially Owned at End of Issuer's fiscal year (Instr. 3 and 4):
___________________________________________________________________________
6.  Ownership Form: Direct(D) or Indirect(I) (Instr. 4):
___________________________________________________________________________
7.  Nature of Indirect Beneficial Ownership (Instr. 4):
___________________________________________________________________________
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
        OWNED (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
___________________________________________________________________________
1.  Title of Derivative Security (Instr. 3):
i.       stock option (right to buy)
ii.      stock option (right to buy)
___________________________________________________________________________
2.  Conversion or Exercise Price of Derivative Security:
i.       $2.16
ii.      $1.75
___________________________________________________________________________
3. Transaction Date (MM/DD/YY); 3A. Deemed execution date, if any (MM/DD/YY):
i.       1/2/02
ii.      6/19/02
___________________________________________________________________________
4.  Transaction Code (Instr. 8):
i.       A
ii.      A
___________________________________________________________________________
5.  Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4, and 5):
i.       A - 29,540
ii.      A - 150,000
___________________________________________________________________________
6.       Date Exercisable and Expiration Date (MM/DD/YY):
i.       Date exercisable - ftnt (1), expiration date - 1/2/07
ii.      Date exercisable - ftnt (2), expiration date - 6/19/07
___________________________________________________________________________
7.  Title and Amount of Underlying Securities (Instr. 3 and 4):
i.       common stock - 29,540
ii.      common stock - 150,000
___________________________________________________________________________
8.  Price of Derivative Securities (Instr. 5):
___________________________________________________________________________
9.  Number of Derivative Securities Beneficially Owned at end of year
    (Instr. 4):
i.       29,540
ii.      150,000

___________________________________________________________________________
10. Ownership of Derivative Security- Direct(D) or Indirect(I)(Instr. 4): D

___________________________________________________________________________
11. Nature of Indirect Beneficial Ownership (Instr. 4):

___________________________________________________________________________

EXPLANATION OF RESPONSES: Footnote 1 - 50% of such options vest on the date of grant and the remaining 50% vest on the 1-year anniversary of such grant.

Footnote 2 - 33% of such options vest on the 1-year anniversary of such grant, an additional 33% on the 2-year anniversary and 33% on the 3-year anniversary.

      /s/ David Obstler                                  2/11/03
   _____________________________________           ________________
   **  SIGNATURE OF REPORTING PERSON                     DATE

_____________________________

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

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